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                                                                EXHIBIT 10.62



January 17, 1997



Brean Murray & Co., Inc.
570 Lexington Avenue, 11th Floor
New York, NY 10022


Attn:  Mr. A. Brean Murray

Re:    Public Offering of Common Stock


Dear Mr. Murray:

This letter agreement (the "Letter Agreement") confirms the agreement of Somanetics Corporation (the "Company") to exclusively retain Brean Murray & Co., Inc. as the managing underwriter (the "Underwriter") to underwrite the sale by the Company of 1,200,000 primary shares of the Company's common stock, $0.01 par value (the "Common Stock"), after giving effect to a 1 for 10 reverse split. Prior to the filing of the registration statement with the Securities and Exchange Commission, the Company shall (i) effect a 1 for 10 reverse split of its Common Stock and (ii) authorize and place into effect a proper stock option plan. The Letter Agreement also confirms the agreement of the Company to grant to the Underwriter an option to purchase an additional 180,000 shares of Common Stock to cover over-allotments for a period of 30 days following the aforementioned sale of the shares of Common Stock. The term of this engagement commences as of the date of this letter and expires on December 31, 1997, unless extended by the parties hereto.

1. The Company and the Underwriter shall enter into an underwriting agreement in such customary form as shall be acceptable to all parties, setting forth, without limitation, indemnification provisions and the conditions of the parties' respective obligations and 180-day lock-up for officers, directors and principal shareholders. In addition, the obligation of the Underwriter to enter into an underwriting agreement pursuant to the proceeding sentence is subject to the satisfactory completion of a due diligence investigation of the Company by the Underwriter and its agents.

2. The Underwriter's aggregate fee for underwriting the sale of Common Stock referred to in the first paragraph of this Letter Agreement shall be 8% of the aggregate proceeds resulting from the sale of such shares of Common Stock. The Company will


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Mr.  A. Brean Murray
January 17, 1997
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     also sell to the Underwriter for $100 a five year warrant, with cashless exercise provisions (the "Warrant"), not to be exercised the first year, to purchase an amount of shares equal to 10% of the shares of Common Stock sold in the Offering (without giving effect to the over-allotment option) at a purchase price equal to 120% of the purchase price set forth on the cover page of the prospectus. The Company shall also reimburse the Underwriter for all its accountable out-of-pocket fees and expenses, including legal fees, whether or not the transactions contemplated hereby are consummated, up to an aggregate amount of $250,000. Furthermore, the Company shall pay: (i) National Association for Securities Dealers, Inc. expenses, including counsel and filing fees, and (ii) "blue sky" expenses, including counsel and filing fees.

3. THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

4. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

5. If the foregoing is in accord with your understanding of our agreement, please sign in the space provided on the duplicate original hereof and return a signed duplicate original to the Company.

                                  Sincerely,

                                  Somanetics Corporation

                                  By:_________________________
                                          Bruce J. Barrett
                                          President  and CEO


Accepted this _____day of January 1997

Brean Murray & Co., Inc.

By:___________________________